Memory Pharmaceuticals Corp. 100 Philips Parkway Montvale, New Jersey 07645 Phone: (201) 802-7100 Fax: (201) 802-7190 www.memorypharma.com

May 3, 2005

Mr. James R. Sulat

Dear Jim:

We are pleased to inform you that both the Board of Directors (the “Board”) and management team of Memory Pharmaceuticals Corp. (the “Company”) are impressed with your experience and accomplishments, and would like to extend an offer to you to join the Company as President and Chief Executive Officer. We look forward to you joining our team, and are confident that you will contribute significantly to the value of our organization. We are therefore pleased to provide you with the terms of your anticipated employment by the Company.

1. Position. Your position will be President and Chief Executive Officer, based out of the Company’s offices currently located in Montvale, New Jersey, and will report directly to the Company’s Chairman and the Board. You will be elected to the Board as soon as reasonably practicable following your Start Date (as defined below).

As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company. You agree not to engage in any activities outside of the scope of your employment that would detract from, or interfere with, the fulfillment of your responsibilities or duties under this letter agreement. You agree that you will not serve as a director or the equivalent position of any company or entity, and will not render services of a business, professional or commercial nature to any other person or firm, except for not-for-profit entities, without the prior written consent of the Board.

Your performance will be reviewed formally after six (6) months of employment and annually thereafter at the end of each calendar year. You acknowledge that a performance review does not guarantee a salary increase.

2. Starting Date/ Nature of Relationship. It is expected that your employment will start on May 6, 2005 or such other date as we may mutually agree (the “Start Date”). No provision of this letter agreement shall be construed to create an express or implied employment contract for a specific period of time. Either you or the Company may terminate the employment relationship at any time and for any reason, by giving at least thirty (30) days’ prior written notice to the other party. The Company in its sole discretion may elect to terminate your employment immediately or during such thirty (30) day notice period, but in this event you will continue to receive an amount equal to your base salary, less applicable deductions, that you otherwise would have received during the balance of such thirty (30) day notice period.

3. Compensation.

(a) Your initial base salary will be at the bi-weekly rate of $15,192.31, less applicable deductions (annualized at $395,000).

(b) Effective as of the Start Date, you will receive stock options to purchase 500,000 shares of the Company’s Common Stock, which will be in the form of incentive stock options, to the extent permissible under applicable law, and the balance will be in the form of non-qualified stock options. Such stock options (i) will entitle you to purchase the Company’s Common Stock at the closing price per share of the Company’s Common Stock on the NASDAQ on the option grant date, as determined by the Board, in accordance with the Company’s 2004 Stock Incentive Plan, as amended from time to time (the “Incentive Plan”) and (ii) shall vest in quarterly increments over a period of four (4) years as described in the standard form of Stock Option Agreement, which you agree to execute and deliver to the Company on or before the Start Date.

(c) You will also be entitled to a subsequent grant of stock options not later than January 31, 2006, which will be in the form of incentive stock options to the extent permissible under applicable law, and the balance will be in the form of non-qualified stock options. Such stock options (i) will entitle you to purchase the Company’s Common Stock at the closing price per share of the Company’s Common Stock on the NASDAQ on the option grant date, as determined by the Board, in accordance with the Incentive Plan and (ii) shall vest in quarterly increments over a period of four (4) years as described in the standard form of Stock Option Agreement, which you agree to execute and deliver to the Company on or before the option grant date. Such subsequent grant of stock options shall be made as follows:

(i) if, at the Company’s 2005 Annual Meeting, shareholders of the Company approve (x) an increase in the number of shares of the Company’s Common Stock available for options to be granted under the Incentive Plan and (y) a waiver of Section 4.1(d) of the Incentive Plan (collectively, the “Incentive Plan Proposal”), then you will receive stock options to purchase 525,000 shares of the Company’s Common Stock (the “Subsequent Grant”), which shares shall be granted on the next day following registration with the SEC of the shares of the Common Stock underlying the Subsequent Grant; or

(ii) if, the shareholders of the Company do not approve the Incentive Plan Proposal, then you will receive stock options to purchase 500,000 shares of the Company’s Common Stock (the “Reduced Subsequent Grant”), which shares shall be granted on the next day following registration with the SEC of the shares of the Common Stock underlying the Reduced Subsequent Grant, which shall occur no later than January 31, 2006.

(d) You will be eligible to receive an annual bonus dependent on the performance of the Company and your individual performance, subject to the discretion of the Board. Your target bonus will be equal to thirty-five percent (35%) of your base salary, assuming the achievement of such Company and individual performance objectives. The actual amount paid, if any, shall be determined by the Board in its sole discretion.

(e) Upon termination of your employment for any reason, the Company will pay you, within two (2) weeks of such termination, your current base salary earned through the termination date, plus accrued vacation, if any, and other benefits or payments, if any, to which you are entitled. In the event your employment is terminated by the Company without “Cause” (as defined below) or by you for “Good Reason” (as defined below), then the Company will continue for a period of twelve (12) months to (i) pay you your bi-weekly rate in effect at the time of termination, less applicable deductions, (ii) provide and pay the Company’s portion of your medical and dental insurance, and (iii) pay you in monthly installments one-twelfth (1/12) of your average annual bonuses for the previous three (3) calendar years (or such shorter period if you have not been employed for three (3) calendar years). In addition, if your employment is terminated by the Company without Cause or by you for Good Reason (other than the termination of your employment as described in the immediately succeeding sentence), you will be entitled to accelerated vesting of twenty-five percent (25%) of your unvested stock options as of the date of such termination of your employment. If within three (3) months prior to, or within eighteen (18) months after, the occurrence of a Change of Control (as defined below), your employment is either terminated by the Company without Cause or you terminate your employment with the Company upon the occurrence of any of the events described in Section 3(g) (ii) – (v) below, your unvested stock options will become fully vested. Upon the occurrence of the accelerated vesting of your stock options as described in the preceding two (2) sentences, (i) with respect to your incentive stock options, such options must be exercised by you within ninety (90) days after the termination of your employment and (ii) with respect to your non-qualified stock options, such options must be exercised by you on or before the date that is the later to occur of (i) ninety (90) days after the date of termination of your employment or (ii) January 15th of the calendar year immediately succeeding the date of termination of your employment. The Company will not be obligated to continue any such payments to you or accelerate vesting of your stock options under this paragraph 3(e) in the event you materially breach the terms of this letter agreement or the Confidentiality Agreement (as defined below). Notwithstanding any termination of your employment for any reason (with or without Cause or for Good Reason), you will continue to be bound by the provisions of the Confidentiality Agreement.

All payments and benefits provided pursuant to this paragraph 3(e) shall be conditioned upon your execution and non-revocation of a general release substantially in the form attached hereto as Exhibit A at the time of termination. Your refusal to execute a general release shall constitute a waiver by you of any and all benefits referenced in this paragraph 3(e). The Company will not be obligated to continue any such payments to you under this paragraph 3(e) in the event you materially breach the terms of this letter agreement or the Confidentiality Agreement.

(f) For the purposes of this paragraph 3, “Cause” shall include (i) your conviction of a felony, either in connection with the performance of your obligations to the Company or otherwise, which adversely affects your ability to perform such obligations or materially adversely affects the business activities, reputation, goodwill or image of the Company, (ii) your willful disloyalty, deliberate dishonesty, breach of fiduciary duty, (iii) your breach of the terms of this letter agreement, or your failure or refusal to carry out any material tasks or responsibilities assigned to you by the Company in accordance with the terms hereof, which breach or failure continues for a period of more than thirty (30) days after your receipt of written notice thereof from the Company, (iv) the commission by you of any act of fraud, embezzlement or deliberate disregard of a significant rule or policy of the Company known to you or contained in a policy and procedure manual provided to you which results in material loss, damage or injury to the Company, or (v) the material breach by you of any of the provisions of the Confidentiality Agreement.

(g) For the purpose of this paragraph 3, the termination of your employment for “Good Reason” shall mean the termination by you of your employment with the Company (i) within eighteen (18) months after a “Change in Control” (as defined below) or the sale of a majority of the assets, obligations, or business of the Company (whether by merger, sale of stock or otherwise), (ii) within three (3) months after a material diminution in your responsibilities (provided that such diminution is not in connection with the termination of your employment for Cause), (iii) within three (3) months after you no longer report to the Board or cease to be a member of the Board (other than as a result of any act or circumstance relating to your inability, failure or refusal to serve as a member of the Board), (iv) within three (3) months of your principal work location changing to be more than fifty (50) miles from the Company’s principal offices or (v) within three (3) months after the reduction by the Company of the amount of your base salary, unless such reduction is pursuant to a plan and as a consequence the base salaries of the Company’s executives are reduced generally. The Company shall notify you, within sixty (60) days of receipt of your notice of intent to terminate your employment for Good Reason if the Company disagrees with your intent to terminate under this paragraph. For the purposes of this letter agreement, “Change of Control” shall be deemed to have occurred if the Company is consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company’s assets or shares of stock or otherwise (excluding (A) transactions solely for the purpose of reincorporating the Company in a different jurisdiction or recapitalizing or reclassifying the Company’s stock, or (B) any merger or consolidation in which the shareholders of the Company immediately prior to such merger or consolidation continue to own at least a majority of the outstanding voting securities of the Company or the surviving entity after such merger of consolidation).

4. Benefits. You will be entitled as an employee of the Company to receive such benefits as are generally provided its employees and executives and for which you are eligible in accordance with Company policy as in effect from time to time. The Company retains the right to change, add or cease any particular benefit relating to its employees and executives generally. At this time, the Company is offering a benefit program, consisting of medical, dental, life and short/long term disability insurance, as well as a 401(k) retirement plan and flexible spending plan. You will be eligible for eleven (11) paid holidays, four (4) floating holidays and four (4) weeks paid vacation per year, which will be pro-rated for the 2005 calendar year based on the Start Date. You will accrue additional vacation days in accordance with Company policy.

5. Indemnification. The Company will indemnify you in connection with any legal proceedings related thereto, including after your employment with the Company.

6. Confidentiality. The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of your employment, you will be required to execute and deliver to the Company, on or before the Start Date, the Confidentiality and Noncompetition Agreement substantially in the form of Exhibit B attached hereto (the “Confidentiality Agreement”).

7. General.

(a) This letter agreement, together with the Confidentiality Agreement and the Stock Option Agreement, will constitute our entire agreement as to your employment by the Company and will supersede any prior agreements or understandings, whether in writing or oral.

(b) This letter agreement shall be subject to and contingent upon the satisfactory results of the Company’s due diligence, such as a medical examination, satisfactory reference, background and education verification.

(c) This letter agreement and the Company’s obligations hereunder shall be subject to review and approval by the Board and the Compensation Committee thereof.

(d) This letter agreement shall be governed by the law of the State of New Jersey. In the event of any legal proceedings relating to this letter agreement and/or the subject matter thereof, the parties consent to the exclusive jurisdiction of the courts located in the State of New Jersey. THE PARTIES HEREBY EXPRESSLY WAIVE THEIR RIGHT TO HAVE A JURY TRIAL.

You may accept this offer of employment and the terms thereof by signing the enclosed additional copy of this letter agreement and the Confidentiality Agreement and the Stock Option Agreement, which execution will evidence your agreement with the terms set forth herein and therein, and returning them to the Company.

This offer of employment will expire on May 5, 2005, unless accepted by you prior to such date. We look forward to you joining our team, and we believe that your skills will compliment those of our existing management team, and that you will make a significant contribution to Memory’s growth. We look forward to your prompt response to this offer letter.

Sincerely,
MEMORY PHARMACEUTICALS CORP.

By: _/s/ Tony Scullion

Name:Tony Scullion Title: President and Chief Executive Officer

ACCEPTED AND AGREED:

_/s/ James R. Sulat

James R. Sulat

Date: May 3, 2005

EXHIBIT A

FORM OF GENERAL RELEASE OF CLAIMS

GENERAL RELEASE OF CLAIMS

For and in consideration of the payments and other benefits described in the letter agreement dated as of May 3 2005 (the “Letter Agreement”) by and between Memory Pharmaceuticals Corp. (the “Company”), and James R. Sulat (“Employee”) and for other good and valuable consideration, Employee hereby releases the Company and its respective divisions, operating companies, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, officers, directors, trustees, employees, agents, shareholders, administrators, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”), from any and all claims of any kind arising out of or related to Employee’s employment with the Company, Employee’s separation from employment with the Company or derivative of Employee’s employment, which Employee now has or may have against the Released Parties, whether known or unknown to Employee, by reason of facts which have occurred on or prior to the date that Employee has signed this General Release of Claims. Such released claims include, without limitation, any alleged violation of the Age Discrimination in Employment Act, as amended, the Older Worker Benefits Protection Act; Title VII of the Civil Rights of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code; the Civil Rights Act of 1991; the Equal Pay Act; the Americans with Disabilities Act; the Rehabilitation Act; the Family and Medical Leave Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974, as amended; the Worker Adjustment and Retraining Notification Act; the National Labor Relations Act; the Fair Credit Reporting Act; the Occupational Safety and Health Act; the Uniformed Services Employment and Reemployment Act; the Employee Polygraph Protection Act; the Immigration Reform Control Act; the retaliation provisions of the Sarbanes-Oxley Act of 2002; the Federal False Claims Act; the New Jersey Law Against Discrimination; the New Jersey Domestic Partnership Act; the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; the New Jersey Wage and Hour Law; the New Jersey Equal Pay Law; the New Jersey Occupational Safety and Health Law; the New Jersey Smokers’ Rights Law; the New Jersey Genetic Privacy Act; the New Jersey Fair Credit Reporting Act; the retaliation provisions of the New Jersey Workers’ Compensation Law (and including any and all amendments to the above) and/or any other alleged violation of any federal, state or local law, regulation or ordinance, and/or contract or implied contract or tort law or public policy or whistleblower claim, having any bearing whatsoever on Employee’s employment by and the termination of Employee’s employment with the Company, including, but not limited to, any claim for wrongful discharge, back pay, vacation pay, sick pay, wage, commission or bonus payment, money or equitable relief or damages of any kind, attorneys’ fees, costs, and/or future wage loss.

It is understood that this General Release of Claims is not intended to and does not affect or release any future rights or any claims arising after the date hereof.

Employee understands that the consideration provided to him under the terms of the Letter Agreement or otherwise does not constitute an admission by the Company that it has violated any law or legal obligation.

Employee agrees, to the fullest extent permitted by law, that he will not commence, maintain, prosecute or participate in any action or proceeding of any kind against the Company based on any of the claims waived herein occurring up to and including the date of his signature. Employee represents and warrants that he has not done so as of the effective date of this General Release of Claims. Notwithstanding the foregoing agreement, representation and warranty, if Employee violates any of the provisions of this paragraph, Employee agrees to indemnify and hold harmless the Company from and against any and all costs, attorneys’ fees and other expenses authorized by law which result from, or are incident to, such violation. This paragraph is not intended to preclude Employee from (1) enforcing the terms of the Letter Agreement; (2) challenging the knowing and voluntary nature of this General Release of Claims; or (3) filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission.

Employee further agrees to waive his right to any monetary or equitable recovery should any federal, state or local administrative agency pursue any claims on his behalf arising out of or related to his employment with and/or separation from employment with the Company and promises not to seek or accept any award, settlement or other monetary or equitable relief from any source or proceeding brought by any person or governmental entity or agency on his behalf or on behalf of any class of which he is a member with respect to any of the claims he has waived.

Employee acknowledges and agrees that Employee has read this General Release of Claims carefully, and acknowledges that he has been given at least twenty one (21) days from the date of receipt of this General Release of Claims to consider all of its terms and has been advised to consult with any attorney and any other advisors of the Employee’s choice prior to executing this General Release of Claims. Employee fully understands that, by signing below, Employee is voluntarily giving up any right which Employee may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. The terms of this General Release of Claims shall not become effective or enforceable until eight (8) days following the date of its execution by Employee, during which time Employee may revoke the Letter Agreement. Employee may revoke the Letter Agreement by notifying the Company in writing (to the attention of the Executive Chairman with a copy to Vice President of Legal Affairs). For Employee’s revocation to be effective, written notice must be received by no later than the close of business on the eighth (8th) day after Employee signs this General Release of Claims. The terms of this offer to provide the payments and other benefits described in paragraph 3(e) of the Letter Agreement, will expire if not accepted during the 21 day review period.

Employee agrees to keep confidential all information contained in this General Release of Claims and relating to this General Release of Claims, except (1) to the extent the Company consents in writing to such disclosure; (2) if Employee is required by process of law to make such disclosure and Employee promptly notifies the Company of his receipt of such process; or (3) because Employee must disclose certain terms on a confidential basis to his financial consultant, attorney or spouse.

This General Release of Claims shall be construed and enforced in accordance with, and governed by, the laws of the State of New Jersey, without regard to principles of conflict of laws. If any clause of this General Release of Claims should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this General Release of Claims.

This General Release of Claims is final and binding and may not be changed or modified except as set forth herein or in a writing signed by both parties. The parties have executed this General Release of Claims with full knowledge of any and all rights they may have, and they hereby assume the risk of any mistake in fact in connection with the true facts involved, or with regard to any facts which are now unknown to them.

By signing this General Release of Claims, Employee acknowledges that: (1) he has read this General Release of Claims completely; (2) he has had an opportunity to consider the terms of this General Release of Claims; (3) he has had the opportunity to consult with an attorney of his choosing prior to executing this General Release of Claims to explain this General Release of Claims and its consequences; (4) he knows that he is giving up important legal rights by signing this General Release of Claims; (5) he has not relied on any representation or statement not set forth in this General Release of Claims; (6) he understands and means everything that he has said in this General Release of Claims, and he agrees to all its terms; and (7) he has signed this General Release of Claims voluntarily and entirely of his own free will.

Date	James R. Sulat

Date	Memory Pharmaceuticals Corp.

EXHIBIT B

FORM OF CONFIDENTIALITY AGREEMENT

Memory Pharmaceuticals Corp. 100 Philips Parkway Montvale, New Jersey 07645 Phone: (201) 802-7100 Fax: (201) 802-7190 www.memorypharma.com

CONFIDENTIALITY AND NONCOMPETITION AGREEMENT

May 3, 2005

Mr. James R. Sulat

Dear Jim:

This letter is to confirm our understanding with respect to (i) your agreement to protect and preserve information and property which is confidential and proprietary to Memory Pharmaceuticals Corp. or its parent, subsidiaries or affiliates, if any, (the “Company”), and (ii) your agreement not to compete with the Company (the terms and conditions agreed to in this letter shall hereinafter be referred to as this “Agreement”). In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

1. Protected Information. You shall at all times, both during and after the termination of your employment with the Company, by either you or the Company, with or without cause, maintain in confidence and shall not, without the prior written consent of the Company, directly or indirectly use, except in the course of performance of your duties for the Company, directly or indirectly disclose or give to others any fact, information or document (whether printed, typed, handwritten, electronic or stored on computer disks, tapes, hard drives or any other tangible medium) which was disclosed to or developed by you during the course of performing services for, and/or receiving training from, the Company, and is not generally available to the public, including but not limited to, information, facts and documents concerning business plans, research and development, customers, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, sales prospects, client lists, methodologies, formulae, designs, schematics, charts, Inventions (as defined in Section 2), or any other scientific, technical, trade or business secret or confidential or proprietary information (“Confidential Information”) of the Company or of any third party provided to you during the course of your training and/or employment.

In the event you are questioned by anyone not employed by the Company or by an employee of or a consultant to the Company not authorized to receive such information, in regard to any Confidential Information or any other secret or confidential work of the Company, or concerning any fact or circumstance relating thereto, or in the event that you become aware of the unauthorized use of Confidential Information by any party, whether competitive with the Company or not, you will promptly notify the Executive Chairman and Vice President – Legal Affairs of the Company.

2. Ownership of Ideas, Copyrights and Patents.

(a) Property of the Company. You agree that all ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, Inventions, designs, developments, apparatus, techniques, algorithms, software, mask works, methods, and formulae (all of the foregoing being hereinafter referred to as the “Inventions”) which may be used in the business of the Company, whether patentable, copyrightable, protectable as mask works or not, which you may conceive, reduce to practice or develop alone or in conjunction with another, or others, and whether at the request or upon the suggestion of the Company, or otherwise, during the period in which you perform services for or at the request of the Company (the “Term”) and, with respect to Inventions in Field of Interest (as defined below), for a period of one (1) year thereafter, shall be the sole and exclusive property of the Company, that you shall promptly disclose any such Inventions to the Company both during and after the Term, and that you shall not publish any such Inventions without the prior written consent of the Company. You hereby assign to the Company all of your rights, title and interests in and to all of the foregoing. You further represent and agree that to the best of your knowledge and belief, none of the Inventions will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that you will use your best efforts to prevent any such violation. You also agree that you will neither disclose to the Company or any of its employees nor use for their benefit any other person’s or company’s trade secret or proprietary information, or information which you have agreed not to disclose or use.

(b) Cooperation. At any time during or after the Term, you agree that you will fully cooperate with the Company, its attorneys and agents in the preparation and filing of all papers and other documents as may be required to perfect and protect the Company’s rights in and to any of such Inventions, including, but not limited to, joining in any proceeding to obtain and enforce letters patent, copyrights, mask work registrations, trademarks or other legal rights of the United States and of any and all other countries on such Inventions, provided that the Company will bear the expense of such proceedings, and that any patent, copyright, mask work registration, trademark or other legal right so issued to you, personally, shall be assigned by you to the Company without charge by you.

3. Prohibited Competition.

(a) Certain Acknowledgments and Agreements.

(i) We have discussed, and you recognize and acknowledge the competitive and proprietary aspects of the business of the Company.

(ii) You further acknowledge and agree that, during the course of your performing services for the Company, the Company will furnish, disclose or make available to you Confidential Information related to the Company’s business and that the Company may provide you with unique and specialized training. You also acknowledge that such Confidential Information and such training have been developed and will be developed by the Company through the expenditure by the Company of substantial time, effort and money. You acknowledge that such Confidential Information and training, if used by you to compete with the Company, will cause irreparable harm to the Company. You also acknowledge that the Company has a legitimate business interest in protecting its Confidential Information.

(iii) You acknowledge that the Company is engaged in the research, development or commercialization of agents to affect memory, cognitive abilities or any related neurological or psychiatric function (the “Field of Interest”) and that any engagement by you, directly or indirectly, in the Field of Interest will be deemed competitive. You further acknowledge that the foregoing description is not exclusive and that the Company’s products and services and planned products and services will change from time to time without notice to you and without formal amendment of this Agreement.

(b) Covenants Not to Compete. During the Term and for a period of one (1) year following the expiration or termination of the Term, whether such termination is voluntary or involuntary, with or without cause, you shall not, without the prior written consent of the Company:

(i) for yourself or on behalf of any other person or entity, directly or indirectly, either as principal, agent, employee, consultant, representative or in any other capacity, own, manage, operate or control, or be connected or employed by, or otherwise associate in any manner with, or engage in any business which is in the Field of Interest within the United States, Europe or Japan (the “Restricted Territory”); or

(ii) either individually or on behalf of or through any third party, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose or with the effect of competing with the Company in the Field of Interest or any present or future parent, subsidiary or other affiliate of the Company which is engaged in a similar business as the Company, any customers or patrons of the Company, or any prospective customers or patrons with respect to which the Company has developed or made a sales presentation (or similar offering of services), located within the Restricted Territory; or

(iii) either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any other employees of or consultants to the Company or any present or future parent, subsidiary or affiliate of the Company, to leave the services of the Company or any such parent, subsidiary or affiliate for any reason. You acknowledge that the Company has invested a substantial amount of time and money in attracting and retaining its employees and in training its employees in the Company’s particular business. You acknowledge that the Company has a legitimate interest in protecting this investment.

(c) Reasonableness of Restrictions. You further recognize and acknowledge that (i) the types of activities and employment which are prohibited by Section 3 are narrow and reasonable in relation to the skills which represent your principal salable asset both to the Company and to your other prospective employers, and (ii) the geographical scope of the provisions of Section 3 is reasonable, legitimate and fair to you in light of the geographic scope of the Company’s business, and in light of the limited restrictions on the type of employment prohibited herein compared to the types of employment for which you are qualified to earn your livelihood.

4. Survival of Acknowledgments and Agreements. Your acknowledgments and agreements set forth in Sections 1, 2 and 3 shall survive the expiration or termination of this Agreement and the termination of your employment with the Company for any reason.

5. Disclosure to Future Employers. You agree that you will provide, and that the Company may similarly provide in its discretion, a copy of the covenants contained in Sections 1, 2 and 3 of this Agreement to any business or enterprise which you may directly, or indirectly, own, manage, operate, finance, join, control or in which you participate in the ownership, management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

6. Records. Upon termination of your relationship with the Company, you shall deliver immediately to the Company any property of the Company which may be in your possession including products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same, including, without limitation, any of the foregoing recorded on any computer or any machine readable medium.

7. No Conflicting Agreements. You have set forth on Exhibit 1 hereto all computer software and/or Inventions made or conceived by you prior to the date of this Agreement which you own an interest in and wish to exclude from this Agreement and have listed on Exhibit 1 and attached copies hereto of any agreements with other parties which may prevent your full compliance with the terms stated herein. You hereby represent and warrant that, except as set forth on Exhibit 1, you have no commitments or obligations inconsistent with this Agreement and you hereby agree to indemnify and hold the Company harmless against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty.

8. General.

(a) Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

If to the Company:	Memory Pharmaceuticals Corp.
100 Philips Parkway Montvale, New Jersey 07645 Attention: Executive Chairman
With a copy to:	Sills Cummis Epstein & Gross, P.C.
One Riverfront Plaza Newark, New Jersey 07102 Attention: Ira A. Rosenberg, Esq.
If to Employee:	James R. Sulat

All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

(b) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(d) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(e) Assignment. The Company may assign its rights and obligations hereunder to any person or entity who succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved. Your rights and obligations under this Agreement may not be assigned by you without the prior written consent of the Company.

(f) Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

(g) Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of New Jersey, without giving effect to the conflict of law principles thereof.

(h) Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of New Jersey or of the United States District Court for the District of New Jersey. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 8(a) hereof.

(i) Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the Company and you agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases (“blue-pencilling”), and in its reduced or blue-pencilled form such provision shall then be enforceable and shall be enforced.

(j) Interpretation. The parties hereto acknowledge and agree that the terms and provisions of this Agreement, shall be construed fairly as to all parties hereto and not in favor of or against a party, regardless of which party was generally responsible for the preparation of this Agreement.

(k) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions hereof.

(l) Injunctive Relief. You hereby expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in Sections 1, 2 or 3 of this Agreement will result in substantial, continuing and irreparable injury to the Company. Therefore, you hereby agree that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction, without posting a bond, in the event of any breach or threatened breach of the terms of Sections 1, 2 or 3 of this Agreement.

(m) No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(n) Expenses. Should any party breach this Agreement, in addition to all other remedies available at law or in equity, such breaching party shall pay all of any other party’s costs and expenses resulting therefrom and/or incurred in enforcing this Agreement, including legal fees and expenses.

9. Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

Very truly yours,

MEMORY PHARMACEUTICALS CORP.

By: ___________________________
Name:	Tony Scullion
Title:	Chief Executive Officer

Accepted and Approved:

James R. Sulat

EXHIBIT 1

PRIOR INVENTIONS AND/OR CONFLICTING AGREEMENTS